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                                                                       EXHIBIT 8


                           FORM OF FEDERAL TAX OPINION




                                ___________, 1998




Board of Directors
Public Service Bank, a federal savings bank
6025 Chippewa Street
St. Louis, Missouri 63109

     Re: Federal Income Tax Consequences of the Proposed Merger of Public Service Bank, a Federal Savings Bank with and into Southside National Bank in St. Louis


Dear Board Members:

      You have requested our opinion concerning certain federal income tax matters in connection with the contemplated merger (the "Merger") of Public Service Bank, a federal savings bank ("Public Service"), a federally chartered stock savings bank, with and into Southside National Bank in St. Louis ("Southside Bank"), a national bank. The proposed Merger will be effected pursuant to the Agreement and Plan of Merger dated as of February 25, 1998 (the "Agreement"), by and among Public Service, Southside and Southside Bancshares Corp. (Southside") a Missouri corporation.

      Except as otherwise defined herein, all terms defined in the Agreement shall have the same meaning when used in this opinion.

      The essential elements of the transaction are as follows:

          (i) Public Service will merge with and into Southside Bank

          (ii) Each outstanding shares of Public Service Common Stock will be converted into the right to receive, at the election of the Public Service shareholder and in accordance with the Agreement, (A) Southside Common Stock with cash being paid in lieu of fractional share interests, (B) cash, or (C) a combination of Southside Common Stock and cash; provided that, in the aggregate, the total number of shares of Public Service Common Stock to be converted into the right to receive cash must equal 40 percent of the total number of shares of Public Service Common Stock


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Board of Directors
Public Service Bank.
___________, 1998
Page 2

         outstanding prior to the Merger and the total number of shares of Public Service Common Stock to be converted into Southside Common Stock must equal at least 60 percent of the total number of shares of Public Service Common Stock outstanding prior to the Merger. In the event that the elections by Public Service shareholders do not result in the required proportions of cash and stock being payable, the Agreement sets forth a method for the allocation of cash and stock among Public Service shareholders to achieve the required result.

                  (iii) The shares of Public Service Common Stock of Public Service shareholders electing and who are allocated Southside Common Stock automatically will be converted into shares of Southside Common Stock. The shares of Public Service Common Stock of Public Service shareholders electing cash and who are allocated cash will be entitled to receive the cash so allocated in exchange for such shares. Holders of Public Service Common Stock who make no election as between cash and Southside Common Stock will receive cash and/or Southside Common Stock as determined by Southside in implementing allocation procedures set forth in the Agreement. Cash will be paid in lieu of fractional shares.

                  (iv) Following the Merger, Public Service Bank will cease its separate existence and Southside Bank will be the continuing entity.


                                    * * * * *

         In rendering our opinion, we have examined and relied upon but have not independently verified the accuracy and completeness of, the facts, information, covenants and representations contained in the Agreement, the Form S-4 Registration Statement filed by Southside with the Securities and Exchange Commission of ______________, 1998 (the "Registration Statement"), and such other documents as we have deemed necessary or appropriate as a basis for our opinion. In addition, we have relied upon certain representation letters furnished to us by Public Service and Southside. Where such statements and representations are made to the best knowledge and belief of the person making such statement or representation, we have assumed the facts to be as so stated and represented. We have also assumed that the Merger will be consummated in accordance with the Agreement and Registration Statement. Our opinion is conditioned on the initial and continuing accuracy of such facts, information, covenants, representations, statements and assumptions.

         In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated


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Board of Directors
Public Service Bank.
___________, 1998
Page 3

thereunder, pertinent judicial authorities, and interpretive rulings as we have considered relevant. Statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change in the authorities upon which our opinion is based could affect our conclusions.

         Based solely upon the foregoing, we are of the opinion that under current law for federal income tax purposes:

                  (i) The Merger qualifies as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Pursuant to Section 368(a)(2)(D) of the Code, the Merger is not disqualified from treatment as a reorganization within the meaning of Section 368(a)(1)(A) because Southside Common Stock will be conveyed to Public Service's stockholders in exchange for their Public Service Common Stock.

                  (ii) No gain or loss will be recognized by a Public Service shareholder upon the exchange of Public Service Common Stock solely for Southside Common Stock.

                  (iii) Any gain realized by a Public Service shareholder who receives Southside Common Stock and cash (excluding any cash received in lieu of a fractional share of Southside Common Stock) in exchange for Public Service Common Stock pursuant to the Merger will be recognized in an amount not in excess of the amount of the cash received (excluding any cash received in lieu of a fractional share of Southside Common Stock), such gain will be capital gain unless the receipt of the cash has the effect on the distribution of a dividend, and any loss on the exchange will not be recognized.

                  (iv) The basis of the Southside Common Stock received by a Public Service shareholder pursuant to the Merger will be the same as the basis of the Public Service Common Stock exchanged therefor, decreased by the amount of cash received, if any (excluding any cash received in lieu of a fractional share of Southside Common Stock), and increased by the amount of gain, if any, recognized on the exchange.

                  (v) The holding period of the Southside Common Stock received by a Public Service shareholder pursuant to the Merger will include the holding period of the Public Service Common Stock exchanged therefor; provided the Public Service Common Stock is held as capital asset by the shareholder at the Effective Time of the Merger.

                  (vi) A Public Service shareholder who receives cash in lieu of a fractional share of Southside Common Stock will recognize gain or loss equal to the difference


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Board of Directors
Public Service Bank.
___________, 1998
Page 4

         between the cash received and the shareholder's basis in that fractional share, and the gain or loss will be capital gain or loss if the fractional share would have been a capital asset in the hands of the shareholder.

                  (vii) Cash received by a Public Service shareholder who has elected pursuant to a Cash Election to receive only cash and has received only cash will be treated as a distribution in redemption of the Public Service Common Stock held by that shareholder, subject to the provisions and limitations of Section 302 of the Code.

                                    * * * * *

         Except as set forth above, we express no opinion as to the federal, state, local or foreign consequences of the Merger or of any transactions related thereto.

         This opinion is solely for your benefit and is not to be used, quoted, circulated or otherwise referred to without our express written permission.

                                      Very truly yours,



                                      BREYER & AGUGGIA